    PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. ANNOUNCES RESIGNATION OF RICHARD SCALISE

St. Louis, MO, March 23, 2009. . . . Ralcorp Holdings, Inc. (NYSE: RAH) today announced the resignation of Richard G. Scalise as Corporate Vice President and President of the Frozen Bakery Products division of Ralcorp Holdings.  The resignation is effective as of April 3, 2009 as Mr. Scalise is pursuing opportunities with another food company.  Kevin J. Hunt, Co-Chief Executive Officer and President of Ralcorp Holdings, will assume the position as President of Frozen Bakery Products in addition to his other responsibilities.

Mr. Hunt stated, “In his time as President of Frozen Bakery Products, Rich Scalise has made major contributions to our Frozen Bakery business.  His leadership has been critical to the integration of multiple acquisitions and processes in this division.  Rich has also been an important member of the Ralcorp corporate team.  We wish him well in his new endeavors.”

Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts. In addition, Ralcorp holds an interest of approximately 18 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.